Exhibit 99.1

For Immediate Release:

American Seafoods Group

For further information contact:

Brad Bodenman or Amy Humphreys

Phone: 206.374.1515/fax: 206.374.1516

Email to: brad.bodenman@americanseafoods.com or amy.humphreys@americanseafoods.com

Seattle, WA – Friday, March 18, 2005 – American Seafoods Group LLC today announced its results for the fourth quarter and year ended December 31, 2004. Net sales increased 12.2% for the year ended December 31, 2004 to $461.7 million as compared to $411.4 million during the prior year due mainly to higher sales volume of surimi and block products related to both carryover pollock inventory from the 2003 “B” season and 2004 production, higher sales volume of roe product from the 2004 “A” season, higher sales prices for catfish products and higher sales volume of scallop products. These increases were partially offset by lower sales prices for certain pollock products as compared to the prior year period.

Adjusted EBITDA (which we calculate as earnings before net interest expense, income tax benefit or provision, depreciation, amortization, unrealized foreign exchange and other derivatives gains or losses, loss from debt repayment and related write-offs, equity-based compensation, the write off of offering costs related to our initial public offering of income deposit securities (IDSs) and notes and the write off of goodwill associated with our catfish operations and other non-cash charges or gains) decreased 3.4% for the year ended December 31, 2004 to $109.3 million compared to $113.2 million during the prior year primarily due to lower margins in our catfish operations and lower surimi prices, which were partially offset by increased sales volumes of certain pollock products. Gross margin decreased in 2004 to 19.3% from 24.8% in the prior year and fluctuates quarter to quarter due to seasonality. The decline in gross margin resulted primarily from the sale of lower grade carryover 2003 B season pollock surimi inventory, the purchase of additional Community Development Quota (CDQ), increased catfish farm prices and lower catfish yields.

Net income (loss) decreased $42.2 million for the year ended December 31, 2004 to a net loss of $27.6 million compared to net income of $14.6 million for the prior year primarily due to the write off of expenses related to the Company’s cancelled initial public offering of IDSs and notes, recognition of the goodwill impairment loss relating to the catfish operations, and net unrealized losses on foreign exchange contracts.

“Despite historically low surimi prices since the 2003 “B” season, our core at-sea processing operations were able to generate strong cash flows. We are pleased to see that surimi prices have rebounded over the past several months to more normalized levels” remarked Bernt O. Bodal, Chairman and Chief Executive Officer. “In our land-based processing operations, while we continue to face challenging market conditions with respect to our catfish products, we are focused on realizing greater efficiency gains throughout this next year.”

Net sales increased 14.2% for the fourth quarter of 2004 to $106.5 million compared to $93.3 million during the same prior year period primarily due to higher sales volume of pollock surimi and hake products and higher surimi prices as compared to the prior year period. Adjusted

EBITDA increased 4.7% for the fourth quarter of 2004 to $17.0 million compared to $16.2 million during the same prior year period. Net loss increased $18.7 million for the fourth quarter of 2004 to $36.3 million compared to a net loss of $17.6 million during the same prior year period mainly due to net unrealized losses on foreign exchange contracts and an increase in non-cash equity based compensation expense.

There was a minor decrease in pollock production volume for the year ended December 31, 2004 as compared to the prior year, primarily due to slightly lower flesh recovery rates, partially offset by the harvest of additional Alaska pollock CDQ.

Quarterly Conference Call Information:

American Seafoods will host its conference call in conjunction with the release of the fourth quarter financial results live on Tuesday, March 22nd at 11:00 am PST (2:00 pm EST). Participants must call in by 11:00 am PST in order to assure their place in the conference. In order to participate, call (800) 967-7140 and enter access code 2447501. We expect the call to start no later than 11:15 am PST. There will also be a replay of the conference call available for 30 days by dialing (888) 203-1112 and entering access code 2447501.

About American Seafoods Group

American Seafoods Group LLC is a leader in the harvesting, processing, preparation and supply of quality seafood. Harvesting a variety of fish species, the Company processes seafood into an array of finished products, both on board its state-of-the-art fleet of vessels and at its HACCP-approved production facilities located in both Massachusetts and Alabama. The Company produces a diverse range of fillet, surimi, roe and block-cut product offerings, made from Alaska pollock, Pacific cod, sea scallops, and U.S. farm raised catfish. Finished products are sold worldwide through an extensive global distribution and customer support network. From the ocean to the plate, American Seafoods has established a global sourcing, selling, marketing and distribution network bringing quality seafood to consumers worldwide. For more information, please visit us at www.americanseafoods.com .

This press release contains forward-looking statements. The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements. All statements in this press release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated sales, projected costs, prospects, plans and objectives of management and events or developments that the Company expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of the Company’s control and could cause actual results to differ materially from such statements.

American Seafoods Group LLC

Financial Highlights

(Unaudited, dollars in thousands)

	As of and for the Quarter Ended December 31,
	2003	2004
Statement of Operations Data:
Net sales	$93,283	$106,492
Cost of sales, including depreciation and amortization of $14,651 and $16,981 respectively (4)	75,629	94,520
Shipping and handling	7,894	8,214

Total cost of sales	83,523	102,734

Gross profit	9,760	3,758
Gross margin	10.5%	3.5%
Selling, general and administration expenses (1)	10,911	13,235
Depreciation and amortization (1), (4)	556	811

Operating loss	(1,707)	(10,288)
Interest expense, net	(10,803)	(10,255)
Losses on derivatives, net	(4,956)	(15,512)
Write off of recapitalization transaction costs	—	(316)
Other	(103)	113

Net loss	($17,569)	($36,258)

Adjusted EBITDA calculations:
Net loss	($17,569)	($36,258)
Interest expense, net	10,803	10,255
Income tax provision (benefit)	16	(1)
Depreciation and amortization	15,207	17,792
Unrealized losses on derivatives, net	6,379	20,008
Equity-based compensation expense	1,013	4,933
Other	399	225
Writeoff of recapitalization transaction costs	—	52

Adjusted EBITDA (2)	$16,248	$17,006

Adjusted EBITDA margin	17.4%	16.0%
Selected Balance Sheet Data:
Cash and cash equivalents	$5,268	$740
Accounts receivable, trade	38,155	38,042
Inventories	53,549	50,647
Property, vessels and equipment, net	225,965	198,335
Cooperative rights, other intangibles and goodwill, net	131,601	120,713
Total assets	519,448	458,078
Total debt	527,283	481,122
Other Data:
Capital expenditures (3)	$3,340	$3,217
Pollock production (metric tons)	1,969	1,319
Pollock sales (metric tons)	21,740	22,243
Reconciliation of Adjusted EBITDA to cash flow from operating activities (2):
Cash flows from operating activities	$16,210	$25,341
Interest expense, net	10,803	10,255
Net change in operating assets and liabilities	(9,223)	(17,300)
Amortization of deferred financing costs	(1,285)	(1,314)
Other	(257)	24

Adjusted EBITDA	$16,248	$17,006

American Seafoods Group LLC

Financial Highlights

(Unaudited, dollars in thousands)

	Twelve Months Ended December 31,
	2003	2004
Statement of Operations Data:
Net sales	$411,363	$461,667
Cost of sales, including depreciation and amortization of $38,993 and $42,960, respectively (4)	283,549	340,505
Shipping and handling	25,697	32,246

Total cost of sales	309,246	372,751

Gross profit	102,117	88,916
Gross margin	24.8%	19.3%
Selling, general and adminstration expenses (4)	39,896	34,882
Depreciation and amortization (1), (4)	3,227	3,107
Goodwill impairment	—	7,171

Operating income	58,994	43,756
Interest expense, net	(40,218)	(38,999)
Losses on derivatives, net	(4,030)	(12,912)
Write off of recapitalization transaction costs	—	(19,264)
Other	(107)	(136)

Net income (loss)	$14,639	($27,555)

Adjusted EBITDA calculations:
Net income (loss)	$14,639	($27,555)
Interest expense, net	40,218	38,999
Income tax provision	41	31
Depreciation and amortization	42,220	46,067
Unrealized losses on derivatives, net	10,915	23,790
Equity-based compensation expense	4,703	1,599
Other	477	238
Goodwill impairment	—	7,171
Writeoff of recapitalization transaction costs	—	19,000

Adjusted EBITDA (2)	$113,213	$109,340

Adjusted EBITDA margin	27.5%	23.7%
Other Data (year ended):
Capital expenditures (3)	$12,313	$13,695
Pollock production (metric tons)	90,572	90,474
Pollock sales (metric tons)	77,629	96,522
Reconciliation of adjusted EBITDA to cash flow from operating activities (2):
Cash flows from operating activities	$46,458	$68,375
Interest expense, net	40,218	38,999
Net change in operating assets and liabilities	31,054	7,098
Amortization of deferred financing costs	(5,228)	(5,273)
Other	711	141

Adjusted EBITDA	$113,213	$109,340

(1)	Depreciation of other assets and amortization of certain intangibles.

(2)	Adjusted EBITDA is not a measure of operating income, operating performance or liquidity under generally accepted accounting principles. We include Adjusted EBITDA because we understand it is used by some investors to determine a company’s historical ability to service indebtedness and fund ongoing capital expenditures, and because certain covenant measures in our note indenture and credit agreement are based upon Adjusted EBITDA. In addition, it should be noted that companies calculate Adjusted EBITDA differently and, therefore, Adjusted EBITDA presented by us may not be comparable to Adjusted EBITDA as reported by other companies.

(3)	Capital expenditures represents only assets that were placed in service. In addition, we incurred $0.4 million and $1.8 million related to non current assets classfied as capital projects in process at December 31, 2003 and 2004, respectively.

(4)	Carrier shipping and handling charges of $25.7 million and $32.2 million for the twelve months ended and $7.9 million and $8.2 million for the three months ended December 31, 2003 and 2004, respectively, are classified in cost of sales. In prior years, these charges were classified in selling, general and administrative expenses. In addition, amortization of cooperative and fishing rights of $4.3 million and $4.1 million for the twelve months ended and $0.8 million and $1.1 million for the three months ended December 31, 2003 and 2004, respectively, are classified in cost of sales. In prior years, these charges were classified in depreciation and amortization.